Exhibit 10.3

WAIVER AND AGREEMENT

THIS WAIVER AND AGREEMENT (“Waiver”) is made and entered into this 12th day of March 2009, by and between WB QT, LLC, a Delaware limited liability company (“Lender”) and Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Borrower”).

RECITALS:

A. Lender and Borrower are parties to that certain Credit Agreement, dated January 31, 2007, as amended by a First Amendment to Credit Agreement, dated September 13, 2007, Second Amendment to Credit Agreement dated November 6, 2007, a Waiver and Agreement dated as of December 14, 2007, a Third Amendment to Credit Agreement dated as of January 16, 2008, and a Fourth Amendment to Credit Agreement dated as of May 30, 2008 (collectively, “Credit Agreement”).

B. By letter on March 3, 2009 (“Lender Letter”), Lender informed Borrower that it believed that Borrower was in default of certain covenants and conditions contained in the Credit Agreement.

C. In consideration for certain amendments to the Credit Agreement, which amendments are set forth in a Fifth Amendment to Credit Agreement, which is being executed by Lender and Borrower concurrently herewith, Lender has agreed to waive such existing and potential defaults that exist on the date hereof, whether known or unknown, under the Credit Agreement and any other agreements between Lender and Borrower.

AGREEMENT

Lender and Borrower, in consideration of the recitals and other good and valuable consideration, agree as follows:

1. Upon Borrower’s execution and delivery of this Waiver and the Fifth Amendment to Credit Amendment, all Defaults shall be forever and irrevocably waived by Lender and Borrower shall not have any obligation to cure such Defaults for transactions that have occurred prior to the date hereof.

2. Lender’s waiver with respect to Borrower’s failure to have or maintained Account Control Agreements for all of its bank accounts shall be a continuing waiver for a period of ten (10) days following the date of this Waiver. Prior to expiration of such ten (10) day period, Borrower shall have either put an Account Control Agreement in place for such account or closed such account and transferred any funds contained therein to an account that is subject to an Account Control Agreement.

3. This Waiver may be executed in counterparts which, taken together, shall constitute a complete original of this Waiver.

4. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

5. The Recitals are true and correct and incorporated into the Agreement as if fully set forth therein.

6. This Waiver constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

IN WITNESS WHEREOF, Lender and Borrower have executed this Waiver as of the date first above written.

LENDER: WB QT, LLC, a Delaware limited liability company

By:	/s/ Jonathon Wood
Its:	COO

BORROWER: Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation

By:	/s/ W. Brian Olson
Its:	CFO

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